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                                                                    Exhibit 21.1

                                 SUBSIDIARIES OF
                            TRANSDIGM HOLDING COMPANY

TransDigm Inc. is a wholly-owned subsidiary of TransDigm Holding Company. TransDigm Inc. wholly-owns the following subsidiaries:

                                                    State or Jurisdiction of
     Name of Subsidiary                           Incorporation or Organization
     ------------------                           -----------------------------
Champion Aerospace Inc.                         Delaware
Marathon Power Technologies Company             Delaware
ZMP, Inc.                                       California
Adams Rite Aerospace, Inc.                      California
Christie Electric Corp.                         California
TransDigm Export, Inc.                          United States Virgin Islands
Marathon Power Technologies Limited             England